Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Somerset Hills Bancorp of our report dated March 20, 2012 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Somerset Hills Bancorp for the year ended December 31, 2011.

Crowe Horwath LLP
Livingston, New Jersey
June 11, 2012